Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 9, 2011, relating to the financial statements and financial statement schedule of American Reprographics Company and the effectiveness of American Reprographics Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Reprographics Company for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
May 20, 2011